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[LOGO] Breakwater
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BREAKWATER RESOURCES LTD.
95 WELLINGTON STREET WEST, SUITE 950

Toronto, Ont., M5J 2N7
                                                           Tel: (416) 363-4798
                                                           Fax: (416) 363-1315
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MEDIA RELEASE


            BREAKWATER APPOINTS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Toronto, Canada, June 23, 2005 ... Ned Goodman, the Chairman and Garth A.C. MacRae, the interim President and Chief Executive Officer of BREAKWATER RESOURCES LTD. (TSX - BWR) ("Breakwater") are pleased to announce the appointment of Mr. George Pirie as President and Chief Executive Officer of Breakwater. He has also been appointed as a director of the Corporation. Prior to joining Breakwater, Mr. Pirie was an Executive Vice President of Placer Dome Inc. and President and Chief Executive Officer of Placer Dome (CLA) Limited, a wholly owned subsidiary of Placer Dome Inc. Since 1998, he has also held various other executive positions and has worked with the Placer Dome group of companies since 1985.


Mr. Pirie brings a wealth of experience in the areas of operations, corporate finance, strategic corporate development and business development in the mining industry.

A graduate of the Laurentian University, Mr. Pirie serves on the board of directors of the Mining Association of Canada and is the Chairman of Ontario Mining Association. He also is the Chairman of MIRARCO (Mining, Rehabilitation and Applied Research Corporation) at the Laurentian University and Co-Chairman of Mineral Cluster Initiative sponsored by Ministry of Northern Development and Mines in Ontario.

Breakwater is a mineral resource company engaged in the acquisition, exploration, development and mining of base metal and precious metal deposits in the Americas and North Africa. Breakwater has four operating mines: the Myra Falls mine in British Columbia, Canada; the Bougrine mine in Tunisia; the El Mochito mine in Honduras; and the El Toqui mine in Chile. The Company also owns the Langlois mine in Canada, which is currently on a care and maintenance program and is being prepared for the development program that is to bring the mine back into production.

For further information please contact:

Garth A.C. MacRae                          William M. Heath
Chairman                                   Vice President, Administration
(416) 363-4798 Ext. 231                    (416) 363-4798 Ext. 267